Exhibit 99.1

FOR IMMEDIATE RELEASE

May 8, 2012

THE WALT DISNEY COMPANY REPORTS

SECOND QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its second fiscal quarter and six months ended March 31, 2012. Diluted earnings per share (EPS) for the second quarter increased 29% to $0.63 from $0.49 in the prior-year quarter. EPS for the current quarter included a gain related to an acquisition and restructuring and impairment charges, which together resulted in a net $0.05 benefit to EPS. Excluding these items, EPS for the quarter increased 18% to $0.58 compared to $0.49 in the prior-year quarter. Diluted EPS for the six-months ended March 31, 2012 was $1.43 compared to $1.16 in the prior-year period.

“With 18% adjusted growth in earnings per share, we’re pleased with our second quarter performance,” said Robert A. Iger, Disney Chairman and CEO. “We’re incredibly optimistic about our future, given the strength of our core brands, Disney, Pixar, Marvel, ESPN, and ABC, and our extraordinary ability to grow franchises across our businesses, such as The Avengers, which shattered domestic box office records with a $207.1 million opening weekend for a global performance of more than $702 million to date.”

The following table summarizes the second quarter and six-month results for fiscal 2012 and 2011 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	March 31, 2012	April 2, 2011	Change	March 31, 2012	April 2, 2011	Change
Revenues	$9,629	$9,077	6%	$20,408	$19,793	3%
Segment operating income (1)	$1,945	$1,773	10%	$4,389	$3,981	10%
Net income (2)	$1,143	$942	21%	$2,607	$2,244	16%
Diluted EPS (2)	$0.63	$0.49	29%	$1.43	$1.16	23%
Cash provided by operations	$1,812	$1,949	(7)%	$3,546	$3,068	16%
Free cash flow (1)	$335	$1,317	(75)%	$1,435	$1,223	17%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

EPS for the current quarter includes restructuring and impairment charges totaling $38 million and a $184 million non-cash gain on the Company’s existing equity investment in UTV Software Communication Limited (UTV) which arose in connection with the acquisition of a controlling interest in UTV. The UTV gain was recorded in “Other Income” in the Consolidated Statements of Income.

EPS for the prior-year six months included gains on the sales of Miramax and BASS ($75 million) and restructuring and impairment charges ($12 million). On an after-tax basis, these items had a net negative impact on EPS of $0.01. Excluding these items and the current year items discussed above, EPS for the six-month period increased 18% to $1.38 compared to $1.17 in the prior-year period.

SEGMENT RESULTS

The following table summarizes the second quarter and six-month segment operating results for fiscal 2012 and 2011 (in millions):

	Quarter Ended			Six Months Ended
	March 31, 2012	April 2, 2011	Change	March 31, 2012	April 2, 2011	Change
Revenues:
Media Networks	$4,692	$4,322	9%	$9,471	$8,967	6%
Parks and Resorts	2,899	2,630	10%	6,054	5,498	10%
Studio Entertainment	1,180	1,340	(12)%	2,798	3,272	(14)%
Consumer Products	679	626	8%	1,627	1,548	5%
Interactive Media	179	159	13%	458	508	(10)%

	$9,629	$9,077	6%	$20,408	$19,793	3%

Segment operating income (loss):
Media Networks	$1,729	$1,524	13%	$2,922	$2,590	13%
Parks and Resorts	222	145	53%	775	613	26%
Studio Entertainment	(84)	77	nm	329	452	(27)%
Consumer Products	148	142	4%	461	454	2%
Interactive Media	(70)	(115)	39%	(98)	(128)	23%

	$1,945	$1,773	10%	$4,389	$3,981	10%

Media Networks

Media Networks revenues for the quarter increased 9% to $4.7 billion and segment operating income increased 13% to $1.7 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	March 31, 2012	April 2, 2011	Change	March 31, 2012	April 2, 2011	Change
Revenues:
Cable Networks	$3,167	$2,826	12%	$6,476	$5,894	10%
Broadcasting	1,525	1,496	2%	2,995	3,073	(3)%

	$4,692	$4,322	9%	$9,471	$8,967	6%

Segment operating income:
Cable Networks	$1,500	$1,357	11%	$2,467	$2,128	16%
Broadcasting	229	167	37%	455	462	(2)%

	$1,729	$1,524	13%	$2,922	$2,590	13%

Cable Networks

Operating income at Cable Networks increased $143 million to $1.5 billion for the quarter due to growth at ESPN and, to a lesser extent, at the domestic Disney Channels. The increase at ESPN was driven by higher affiliate and advertising revenue partially offset by higher programming and production costs. The increase in affiliate revenue was due to contractual rate increases and a reduction in revenue deferrals related to annual program commitments. During the quarter, ESPN deferred $190 million of revenue compared to $262 million in the prior year quarter. The decrease was due to a change in the provisions related to annual programming commitments in an affiliate contract. Advertising revenue growth was due to higher rates and a shift in the timing of Rose Bowl, Fiesta Bowl and NBA games relative to our fiscal period end. Higher programming and production costs were driven by the shift in the timing of college bowl and NBA games and higher contractual rates for college basketball programming. Higher operating income at the domestic Disney Channels was primarily due to increased affiliate revenue from contractual rate increases and higher sales of Disney Channel programs.

Broadcasting

Operating income at Broadcasting increased $62 million to $229 million due to lower programming and production costs and higher advertising revenue. Lower programming and production costs were due to the absence of costs for The Oprah Winfrey Show at the owned television stations and decreased daytime and news production costs at the ABC Television Network. Higher advertising revenues were due to increased primetime rates at the ABC Television Network partially offset by a decrease at the owned television stations.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 10% to $2.9 billion and segment operating income increased 53% to $222 million. Results for the quarter were driven by increases at our domestic parks and resorts, Tokyo Disney Resort and Hong Kong Disneyland Resort, partially offset by a decrease at Disneyland Paris.

Higher operating income at our domestic parks and resorts was driven by increased guest spending and attendance, partially offset by increased costs. Increased guest spending reflected higher average ticket prices, daily hotel room rates and food, beverage and merchandise spending. Higher costs were driven by labor cost inflation, resort expansion and new guest offerings, volume-related cost increases, and increased investments in systems infrastructure.

The increase at Tokyo Disney Resort reflected the loss of income in the prior-year quarter from the March 2011 earthquake and tsunami in Japan, which resulted in a temporary suspension of operations, and the collection of related business interruption insurance proceeds in the current-year quarter. The increase at Hong Kong Disneyland Resort was due to higher guest spending and attendance. The decrease at Disneyland Paris was due to lower attendance and labor cost inflation.

Studio Entertainment

Studio Entertainment revenues decreased 12% to $1.2 billion and segment operating income decreased $161 million to a loss of $84 million.

The decline in operating income was primarily due to lower worldwide theatrical results reflecting the performance of John Carter in the current quarter along with the related film cost write-down. Other titles in the current quarter include The Muppets and Beauty and the Beast 3D while the prior year included Tangled, Tron: Legacy and Mars Needs Moms.

Consumer Products

Consumer Products revenues increased 8% to $679 million and segment operating income increased 4% to $148 million. Higher operating income was primarily due to an increase at Merchandise Licensing partially offset by lower results at our retail business.

The increase at Merchandise Licensing was primarily due to higher minimum guarantee shortfall recognition in the current quarter and earned revenue growth driven by the performance of Minnie, Mickey, The Avengers and Princess merchandise.

The decrease at our retail business was due to a decline in our North American business driven by decreased margins due to higher promotions.

Interactive Media

Interactive Media revenues for the quarter increased 13% to $179 million and segment operating results improved by $45 million to a loss of $70 million. Operating results were driven by an increase at our games business reflecting improved results from social and console games.

Social game results were driven by lower acquisition accounting impacts which had a higher adverse impact on the prior-year quarter and improved title performance in the current quarter.

Improved console game results were primarily due to lower product development costs, partially offset by a decline in console game sales, which reflected fewer titles in release in the current year. Lower product development costs reflected our ongoing shift from console games to social and other interactive platforms.

OTHER FINANCIAL INFORMATION

Other Income

On February 2, 2012 the Company increased its percentage ownership in UTV Software Communications Limited (UTV) from 50% to 93% through a delisting process governed by Indian law. In connection with the acquisition, the Company recorded a $184 million non-cash gain to adjust the book value of its existing interest in UTV to the estimated fair value.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	March 31, 2012	April 2, 2011
Interest expense	$(126)	$(111)
Interest and investment income	31	28

Net interest expense	$(95)	$(83)

The increase in interest expense for the quarter was driven by higher average debt balances, partially offset by lower effective interest rates.

Income Taxes

The effective income tax rate for the current quarter decreased to 34.6% compared to 35.6% in the prior-year quarter primarily due to an increase in earnings from foreign operations subject to tax at rates lower than the federal statutory income tax rate.

Noncontrolling Interests

Net income attributable to noncontrolling interests increased from $68 million to $83 million due to improved operating results at ESPN and Hong Kong Disneyland Resort partially offset by lower performance at Disneyland Paris. Net income attributable to noncontrolling interests is determined based on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	March 31, 2012	April 2, 2011	Change
Cash provided by operations	$3,546	$3,068	$478
Investments in parks, resorts and other property	(2,111)	(1,845)	(266)

Free cash flow (1)	$1,435	$1,223	$212

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

Cash provided by operations increased 16% to $3.5 billion for the current six month period compared to $3.1 billion in the prior-year six month period. The increase was due to higher segment operating results and the timing of receivable collections, partially offset by increased television production and programming spending and higher income tax payments.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property were as follows (in millions):

	Six Months Ended
	March 31, 2012	April 2, 2011
Media Networks
Cable Networks	$55	$33
Broadcasting	24	55

Total Media Networks	79	88

Parks and Resorts
Domestic	1,445	1,381
International	310	165

Total Parks and Resorts	1,755	1,546

Studio Entertainment	33	57
Consumer Products	26	37
Interactive Media	10	12
Corporate	208	105

Total investments in parks, resorts and other property	$2,111	$1,845

Capital expenditures increased from $1.8 billion to $2.1 billion driven by an increase at Parks and Resorts, due to resort expansion and new guest offerings at Walt Disney World Resort and Disneyland Paris and construction costs at Shanghai Disney Resort, and an increase at Corporate driven by investments in facilities and information technology infrastructure.

Depreciation expense was as follows (in millions):

	Six Months Ended
	March 31, 2012	April 2, 2011
Media Networks
Cable Networks	$71	$65
Broadcasting	48	51

Total Media Networks	119	116

Parks and Resorts
Domestic	457	409
International	157	158

Total Parks and Resorts	614	567

Studio Entertainment	26	30
Consumer Products	27	25
Interactive Media	8	9
Corporate	91	74

Total depreciation expense	$885	$821

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	March 31, 2012	October 1, 2011	Change
Current portion of borrowings	$3,447	$3,055	$392
Long-term borrowings	12,582	10,922	1,660

Total borrowings	16,029	13,977	2,052
Less: cash and cash equivalents	(3,731)	(3,185)	(546)

Net borrowings (1)	$12,298	$10,792	$1,506

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $2,153 million and $2,311 million attributable to our consolidated international theme parks as of March 31, 2012 and October 1, 2011, respectively. Cash and cash equivalents attributable to our consolidated international theme parks totaled $634 million and $778 million as of March 31, 2012 and October 1, 2011, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Quarter Ended			Six Months Ended
	March 31, 2012	April 2, 2011	Change	March 31, 2012	April 2, 2011	Change
Diluted EPS as reported	$0.63	$0.49	29%	$1.43	$1.16	23%
Exclude:
Restructuring and impairment charges (1)	0.01	—	nm	0.02	(0.01)	nm
Other income (2)	(0.06)	—	nm	(0.06)	0.02	nm

Diluted EPS excluding certain items (3)	$0.58	$0.49	18%	$1.38	$1.17	18%

(1)

Restructuring and impairment charges for the current quarter and six months were $38 million and $44 million, respectively, primarily for severance and other costs. Restructuring and impairment charges for the prior-year six months were $12 million and consist of a $9 million impairment charge related to the sale of assets and severance and other costs that were recorded in the first quarter of the prior year. The impairment charge included assets that had tax basis significantly in excess of the book value and resulted in a $31 million tax benefit on the restructuring and impairment charges.

(2)

Other income for the current quarter and six-months consists of the UTV Gain ($184 million). Other income for the prior-year six months consists of gains on the sales of Miramax and BASS ($75 million) in the first quarter. The tax effect on these gains exceeded the pretax benefit and resulted in a $32 million after tax loss.

(3)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Six Months Ended
	March 31, 2012	April 2, 2011	March 31, 2012	April 2, 2011
Segment operating income	$1,945	$1,773	$4,389	$3,981
Corporate and unallocated shared expenses	(120)	(122)	(227)	(234)
Restructuring and impairment charges	(38)	—	(44)	(12)
Other income	184	—	184	75
Net interest expense	(95)	(83)	(185)	(178)

Income before income taxes	1,876	1,568	4,117	3,632
Income taxes	(650)	(558)	(1,370)	(1,288)

Net income	$1,226	$1,010	$2,747	$2,344

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, May 8, 2012, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through May 15, 2012 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2011 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	March 31, 2012	April 2, 2011	March 31, 2012	April 2, 2011

Revenues	$9,629	$9,077	$20,408	$19,793

Costs and expenses	(7,942)	(7,549)	(16,529)	(16,325)

Restructuring and impairment charges	(38)	—	(44)	(12)

Other income	184	—	184	75

Net interest expense	(95)	(83)	(185)	(178)

Equity in the income of investees	138	123	283	279

Income before income taxes	1,876	1,568	4,117	3,632

Income taxes	(650)	(558)	(1,370)	(1,288)

Net income	1,226	1,010	2,747	2,344

Less: Net income attributable to noncontrolling interests	(83)	(68)	(140)	(100)

Net income attributable to The Walt Disney Company (Disney)	$1,143	$942	$2,607	$2,244

Earnings per share attributable to Disney:
Diluted	$0.63	$0.49	$1.43	$1.16

Basic	$0.64	$0.50	$1.45	$1.18

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,818	1,934	1,821	1,930

Basic	1,793	1,899	1,795	1,895

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	March 31, 2012	October 1, 2011
ASSETS
Current assets
Cash and cash equivalents	$3,731	$3,185
Receivables	6,283	6,182
Inventories	1,503	1,595
Television costs	964	674
Deferred income taxes	1,468	1,487
Other current assets	588	634

Total current assets	14,537	13,757

Film and television costs	4,595	4,357
Investments	2,484	2,435
Parks, resorts and other property, at cost
Attractions, buildings and equipment	36,922	35,515
Accumulated depreciation	(20,173)	(19,572)

	16,749	15,943
Projects in progress	2,923	2,625
Land	1,170	1,127

Total parks, resorts and other property, at cost	20,842	19,695

Intangible assets, net	5,142	5,121
Goodwill	25,113	24,145
Other assets	2,520	2,614

	$75,233	$72,124

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,908	$6,362
Current portion of borrowings	3,447	3,055
Unearned royalties and other advances	3,369	2,671

Total current liabilities	12,724	12,088

Borrowings	12,582	10,922
Deferred income taxes	3,206	2,866
Other long-term liabilities	6,809	6,795
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 4.6 billion shares, Issued – 2.8 billion shares	30,948	30,296
Retained earnings	39,907	38,375
Accumulated other comprehensive loss	(2,481)	(2,630)

	68,374	66,041
Treasury stock, at cost, 982.5 million shares at March 31, 2012 and 937.8 million shares at October 1, 2011	(30,325)	(28,656)

Total Disney Shareholders’ equity	38,049	37,385
Noncontrolling interests	1,863	2,068

Total equity	39,912	39,453

	$75,233	$72,124

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Six Months Ended
	March 31, 2012	April 2, 2011
OPERATING ACTIVITIES
Net income	$2,747	$2,344
Depreciation and amortization	973	903
Gains on acquisitions and dispositions	(184)	(75)
Deferred income taxes	236	195
Equity in the income of investees	(283)	(279)
Cash distributions received from equity investees	315	295
Net change in film and television costs	(496)	(184)
Equity-based compensation	208	212
Other	16	(42)
Changes in operating assets and liabilities:
Receivables	188	(21)
Inventories	70	(30)
Other assets	67	28
Accounts payable and other accrued liabilities	60	2
Income taxes	(371)	(280)

Cash provided by operations	3,546	3,068

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,111)	(1,845)
Proceeds from dispositions	15	566
Acquisitions	(726)	(171)
Other	41	(106)

Cash used in investing activities	(2,781)	(1,556)

FINANCING ACTIVITIES
Commercial paper borrowings, net	290	470
Borrowings	3,159	—
Reduction of borrowings	(1,545)	(73)
Dividends	(1,076)	(756)
Repurchases of common stock	(1,669)	(1,602)
Proceeds from exercise of stock options	524	1,018
Other	91	(264)

Cash used by financing activities	(226)	(1,207)

Impact of exchange rates on cash and cash equivalents	7	67

Increase in cash and cash equivalents	546	372
Cash and cash equivalents, beginning of period	3,185	2,722

Cash and cash equivalents, end of period	$3,731	$3,094